Exhibit 99.4

LOAN AND SECURITY AGREEMENT

by and among

GROCERS CAPITAL COMPANY

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

CALIFORNIA BANK & TRUST

as the Arranger and Administrative Agent

Dated as of September 24, 2010

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Approved Forms
Exhibit B-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Borrowing Base Certificate
Exhibit D-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit R-1	Required Procedures
Schedule A-1	Agent’s Account
Schedule C-1	Revolver Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Liens
Schedule PN-1	Participated Notes Receivable
Schedule 5.5	Locations of Financing Documents
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of September 24, 2010 between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), CALIFORNIA BANK & TRUST, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, GROCERS CAPITAL COMPANY, a California corporation (together with its successors and permitted assigns, “Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the terms shall have the following definitions:

“Account Debtor” means any Person (including a Customer or a Customer Obligor) who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof, other than Excluded Assets.

“Additional Documents” has the meaning set forth in Section 4.4.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of this Agreement, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person. The mere fact that a Unified Patron or representative of a Unified Patron serves or acts as a director of Parent or Borrower shall not cause such Unified Patron to be an Affiliate of Parent or Borrower.

“Agent” means CB&T solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.3(c)(i).

“Agent’s Account” means the account identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Prepayment Premium” means, with respect to the prepayment of any LIBOR/Swap Rate Loan, an amount equal to (a) if such prepayment of such LIBOR/Swap Rate Loan occurs during the period of time from the date such LIBOR/Swap Rate Loan is made up to the date that is the first anniversary of the date that such LIBOR/Swap Rate Loan was made, 3.0% times the outstanding principal balance of such LIBOR/Swap Rate Loan that is prepaid, (b) if such prepayment of such LIBOR/Swap Rate Loan occurs during the period of time from and including the date that is the first anniversary of the date that such LIBOR/Swap Rate Loan was made up to the date that is the second anniversary of the date that such LIBOR/Swap Rate Loan was made, 2.0% times the outstanding principal balance of such LIBOR/Swap Rate Loan that is prepaid, and (c) if such prepayment of such LIBOR/Swap Rate Loan occurs during the period of time from and including the date that is the second anniversary of the date that such LIBOR/Swap Rate Loan was made up to the date that is the third anniversary of the date that such LIBOR/Swap Rate Loan was made, 1.0% times the outstanding principal balance of such LIBOR/Swap Rate Loan that is prepaid.

“Approved Forms” means those loan agreements, security agreements, promissory notes, participation agreements and other documents approved by Agent and attached hereto collectively as Exhibit A-1, used by Borrower in the conduct of its financing business, together with such changes and modifications thereto from time to time as are not prohibited under Section 7.10 of this Agreement.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance in the form of Exhibit B-1.

“Authorized Person” means any officer or other employee of Borrower.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base Rate” means, the rate of interest announced within CB&T at its principal office in Los Angeles as its “prime rate”, with the understanding that the “prime rate” is one of CB&T’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as CB&T may designate.

“Base Rate Loan” means each portion of an Advance or any Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 0.75 percentage points.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board.

“Books” means Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower’s Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Agent Advance.

“Borrowing Base” has the meaning set forth in Section 2.1.

“Borrowing Base Certificate” means a certificate in the form of Exhibit C-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“CB&T” means California Bank & Trust.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or

P-1, or better, from S&P or Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation or (e) money market funds organized under the laws of the United States or any state thereof that invest predominantly in any of the foregoing.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Parent, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following, in each case other than Excluded Assets:

(a) Accounts,

(b) Books,

(c) Equipment,

(d) General Intangibles,

(e) Inventory,

(f) Investment Property,

(g) Negotiable Collateral,

(h) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Assignment” means that certain Collateral Assignment of Rights under Investment Agreement and Operating Agreement, dated as of even date herewith, between Borrower and Agent and consented to by Parent, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower, other than Excluded Assets.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 delivered by the chief financial officer, treasurer or similar officer of Borrower to Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the IRC.

“Customer” means any Person (other than Parent or any Subsidiary of Parent) to whom Borrower has extended or may hereafter extend loans or other financial accommodations in material conformity with the Required Procedures.

“Customer Loan Collateral” means any and all property (whether personal property, real property, or both, and whether owned by a Customer or any other person) that secures a Customer’s obligations under Financing Documents, any Customer Obligor’s guaranty of a Customer’s obligations under Financing Documents to which such Customer is a party and any and all credit insurance or other security therefor, other than Excluded Assets.

“Customer Obligor” means a guarantor, pledgor or other person (other than a Customer) obligated on a Note Receivable.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Designated Account” means that certain DDA of Borrower identified on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Dollars” or “$” means United States dollars.

“EBIT” means, with respect to any fiscal period, Borrower’s and its Subsidiaries consolidated earnings before interest expense and provision for income taxes plus/minus non-recurring charges/gains, as determined in accordance with GAAP.

“Eligible Notes Receivable” means all Notes Receivable except:

(a) Any Note Receivable: (i) which is not a direct loan by Borrower to a Customer, secured by a first priority lien in favor of Borrower in the personal property of such Customer securing such loan; (ii) in which Agent has not been granted a first priority security interest; (iii) which does not arise in Borrower’s ordinary course of business; or (iv) which does not materially conform to the Required Procedures;

(b) Notes Receivable (i) that are 60 days or more past due or (ii) with respect to which the Customer is in default of or has breached its obligations under Financing Documents to which such Customer is a party and Borrower has ceased making advances to such Customer under the relevant Note Receivable; provided, however, that Agent may in its sole discretion maintain any such Note Receivable as an Eligible Note Receivable;

(c) Notes Receivable with respect to which Borrower has not properly perfected its liens or security interests with respect to the underlying Customer Loan Collateral by filing a UCC-1 financing statement or where a promissory note, if any, has not been endorsed in blank to Agent;

(d) without Agent(s) prior written approval, that portion of any Note Receivable owing by any single or related Customer or Customers in excess of $3,000,000;

(e) without Agent(s) prior written approval, that portion of any Customer’s Notes Receivable that are in the aggregate more than 30% of the total Eligible Notes Receivable at the time of funding;

(f) Notes Receivable that are not payable in Dollars or with respect to which the Customer: (i) does not maintain its chief executive office in the United States, (ii) is not organized under the laws of the United States or any State thereof, (iii) is the United States, or any department, agency or instrumentality of the United States, or (iv) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(g) Notes Receivable with respect to which the Customer is (i) an officer, employee or agent of Borrower, in each case except in its capacity as a Unified Patron or (ii) a Subsidiary or Affiliate of Borrower or Parent, or (iii) shareholder (except in its capacity as a Unified Patron) or director (except in its capacity as a Unified Patron) of Borrower, except (A) short-term loans made by Borrower to Parent from proceeds of Advances only at the end of each fiscal quarter and only for liquidity purposes, so long as each such loan is repaid within 30 days after it is made (“Short Term Parent Loans”), and (B) the existing real estate loan to Unified Grocers Insurance Services in the principal amount of $3,000,000;

(h) Notes Receivable with respect to which the Customer or Customer Obligor is subject to any Insolvency Proceeding or goes out of business unless Borrower is providing debtor in possession financing to the Customer on terms and conditions satisfactory to the Agent;

(i) Notes Receivable with respect to which the Customer is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability (but only the disputed portion of such Note Receivable will be ineligible), or has made any claim with respect to such Notes Receivable;

(j) Notes Receivable documented with Financing Documents that differ in any material way from the Approved Forms;

(k) Participated Notes Receivable to the extent a participant therein has breached any of its obligations to Borrower with respect thereto;

(l) any Note Receivable that has a term or amortization longer than seven (7) years (other than Notes Receivable owed by [REDACTED]); provided that up to one million dollars ($1,000,000) of Advances may be made against Notes Receivable (in addition to the Notes Receivable owed by [REDACTED]) that have amortizations of longer than seven (7) years but less than ten (10) years;

(m) that portion of any Note Receivable collateralized by progress billing accounts receivable;

(n) all other Notes Receivable or portions of Notes Receivable deemed ineligible by Agent in its Permitted Discretion;

(o) any Note Receivable evidencing extensions of credit in the form of subordinated debt permitted under Section 7.13(b); and

(p) Notes Receivable that Borrower from time to time elects, by written notice to Agent in the monthly Borrowing Base Certificates, to be excluded from Eligible Notes Receivable.

Notwithstanding the foregoing, the Note Receivable in the outstanding principal amount of $[REDACTED] due and payable by [REDACTED] shall be deemed to be an Eligible Note Receivable unless such Note Receivable is deemed ineligible as a result of the application of clauses (b), (c), (f), (g), (h), or (i) of this definition.

In addition to the above, a Note Receivable shall not be an Eligible Note Receivable unless and until Borrower shall have delivered to and/or insured that Agent has each of the following documents pertaining to such Note Receivable and the Customer and any Customer Obligors with respect thereto:

(i) a true and correct copy of the Financing Documents executed by the Customer and any Customer Obligors;

(ii) the original Note Receivable, together with signed Allonge with respect thereto in favor of Agent;

(iii) a true and correct copy of the filed financing statement(s) (Form UCC-1) naming the Customer or any Customer Obligors as debtors;

(iv) if applicable, a true and correct copy of the recorded mortgages and deeds of trust executed by the Customer or any Customer Obligors, together with an assignment thereof in recordable form executed by Borrower as mortgagee or beneficiary and reflecting Agent as the assignee of Borrower;

(v) to the extent obtained by Borrower, a copy of any title insurance obtained by the Borrower with respect to any of such Customer’s or such Customer Obligor’s Customer Loan Collateral consisting of real property, together with a title insurance endorsement in favor Agent; and

(vi) all other documents that Agent may reasonably request, including, without limitation, copies (or, at Agent’s request, originals) of any Financing Documents, all in form satisfactory to Lender, to perfect and maintain perfected Agent’s security interest in the Customer Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution that is primarily engaged in making, purchasing, or otherwise investing in revolving commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower, and (f) during the continuation of an Event of Default, any other Person (other than a natural person) approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, in each case other than Excluded Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” means the Stock of Parent now or hereafter pledged to the Borrower as security for obligations owed to the Borrower and any proceeds of the foregoing.

“FEIN” means Federal Employer Identification Number.

“Financing Documents” means all loan agreements, security agreements, promissory notes, participation agreements, or other documents, in each case which shall be, in all material respects, in the form of an Approved Form, executed or delivered to Borrower by Customers or guarantors or creditors of such Customers in connection with the Notes Receivable and the Customer Loan Collateral.

“Fixed Charge Coverage Ratio” means, on any determination date, the ratio of (a) EBIT for the rolling four-quarter period ending on the determination date plus the aggregate principal amount of the current portion of all Notes Receivable as of the determination date less the aggregate principal amount of the current portion of all Notes Receivable due and payable by Parent as of the determination date, to (b) the current portion of Borrower’s long-term debt as of the determination date (excluding all Advances outstanding during the 12-month period prior to and ending on the Maturity Date, as such date may be amended from time to time) plus Interest Expense for the rolling four-quarter period ending on the determination date, all calculated in accordance with GAAP.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.11(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to general intangibles (including Notes Receivable and any other payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations (including Financing Documents and Customer Loan Collateral) in respect thereof, and any other personal property other than goods, Accounts, Investment Property, Negotiable Collateral and Excluded Assets.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP, which shall include Borrower’s holdings of Class B Stock in National Consumer Cooperative Bank.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 3 months or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means all Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s business, in each case other than Excluded Assets.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practices, and (c) Notes Receivable arising in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Agreement” means that certain Third Amended and Restated Investment Agreement dated as of October 2, 2000 between Borrower and Parent, as amended, restated or replaced from time to time.

“Investment Property” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof, in each case other than Excluded Assets.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) reasonable fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower, including, reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office or the copyright office), filings, recordings, and appraisals (as the fees and charges for such appraisals may be limited in this Agreement), (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any guarantor of the Obligations, (h) Agent’s and each Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“LIBOR Deadline” has the meaning set forth in Section 2.11(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means the rate per annum for the relevant Interest Period as quoted by Agent as of the start of such Interest Period as Agent’s LIBOR Rate based on quotes of the London Interbank Offered Rate from the British Banker’s Association, as published by Bloomberg or other comparable service selected by Agent. This definition is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. This rate may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. The effective interest rate applicable to Borrower’s loans evidenced hereby shall change as of the beginning of each Interest Period if there is a change in the LIBOR Rate as of any such date.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 3.0 percentage points.

“LIBOR/Swap Rate” means the five-year or seven-year, as elected by Borrower, LIBOR/Swap Rate per annum for an interest period of five years or seven years, as applicable, determined by Agent as of the start of such interest period, as quoted for U.S. Dollars by Bloomberg or other comparable service selected by Agent. This definition is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. This rate may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period.

“LIBOR/Swap Rate Loan” means each portion of a Term Loan that bears interest at a rate determined by reference to the LIBOR/Swap Rate.

“LIBOR/Swap Rate Term Loan Margin” means 3.25 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Collateral Assignment, the Disbursement Letter, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower.

“Maturity Date” means September 24, 2013.

“Maximum Revolver Amount” means, at any time, $15,000,000, less the aggregate principal amount of all Term Loans outstanding at such time, it being acknowledged and agreed that the $15,000,000 amount may be reduced from time to time pursuant to Section 2.13 of this Agreement.

“Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof, in each case other than Excluded Assets.

“Notes Receivable” means revolving credit loans and term loans to Customers evidenced by promissory notes or loan and security agreements and made in material conformity with the Required Procedures.

“Obligations” means all loans (including all Term Loans), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Operating Agreement” means that certain Third Amended and Restated Operating Agreement dated as of October 2, 2000 between Borrower and Parent, as amended, restated or replaced from time to time.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” means Unified Grocers, Inc.

“Participant” has the meaning set forth in Section 14.1(e).

“Participated Note Receivable” means a Note Receivable in which a participant has purchased from Borrower a participation interest, including, but not limited to those Notes Receivable so designated on Schedule PN-1.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) the use or transfer of money or Cash Equivalents by Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents or in the ordinary course of business, (b) the licensing by Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (c) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (d) dispositions of inventory in the ordinary course of business, (e) dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property and (f) to the extent a Note Receivable is not included in the Borrowing Base, the disposition, conveyance, sale, assignment, transfer, negotiation or discount of such Note Receivable (and the Financing Documents and/or Customer Loan Collateral related thereto) or any right, title or interest therein; provided that the principal amount of the Note Receivables so disposed of, conveyed, sold, assigned, transferred, negotiated or discounted during the term of this Agreement shall not exceed $2,000,000; provided, further, that 50% of the net proceeds received from any such disposition, conveyance, sale, assignment, transfer, negotiation or discount of such Note Receivables shall be promptly turned over to Agent to pay down the principal amount of the Term Loans in the inverse order of their maturity, and if no Term Loans are then outstanding, to pay down the principal amount of the Advances outstanding. Agent and Lenders agree that any prepayment or repayment of the Term Loans pursuant to the above sentence shall be exempt from any Applicable Prepayment Premium payable pursuant to Section 3.6.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) Notes Receivable incurred in the ordinary course of Borrower’s business, (d) advances made in connection with purchases of goods or services in the ordinary course of Borrower’s business, (e) so long as no Advances are outstanding, loans (excluding Short Term Parent Loans) made from time to time by Borrower from Borrower’s excess cash flow to Parent up to an aggregate amount outstanding not to exceed $10,000,000 at any given time, (f) Short Term Parent Loans, (g) the existing real estate loan to Unified Grocers Insurance Services in the principal amount of $3,000,000, (h) Borrower’s holdings of Class B Stock in National Consumer Cooperative Bank, and (i) investments consisting of loans or other extension of credit to wholly-owned, direct or indirect, subsidiaries of Parent.

“Permitted Liens” means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes, fees and assessments or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (d) the interests of lessors under operating leases, (e) Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums which are not overdue for a period of more than 30 days, or (ii) are the subject of Permitted Protests, (f) Liens arising from pledges or deposits made in connection with obtaining worker’s compensation, unemployment insurance or other social security benefits or obligations, (g) Liens or deposits to secure performance of bids, tenders, leases, trade contracts, statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, (h) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (i) Liens resulting from any judgment or award that is not an Event of Default hereunder, (j) with respect to any Real Property, easements, rights of way, zoning and building restrictions and other similar encumbrances that do not materially interfere with or impair the use or operation thereof, (k) Liens securing indebtedness permitted under Section 7.1(i), provided that such Liens do not at any time encumber any property other than the property financed by such indebtedness, (l) Liens extending to or covering Excluded Assets, and (m) to the extent such Liens do not extend or cover any Collateral, other Liens securing indebtedness outstanding in an aggregate principal amount of $500,000.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

(b) with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that, in each case, in the event all Revolver Commitments have been terminated, Pro Rata Share shall be determined according to the Revolver Commitments in effect immediately prior to such termination.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate (i) over 50% of the Revolver Commitments, or (ii) if the Revolver Commitments have been terminated irrevocably, over 50% of the Obligations then outstanding.

“Required Procedures” means those procedures, including underwriting standards, as set forth on Exhibit R-1 attached hereto, to be followed by Borrower when financing Customer Loan Collateral from Customers, together with such changes and modifications thereto from time to time as are not prohibited under Section 7.10 of this Agreement.

“Revolver Commitment” means, with respect to each Lender, its commitment to make Advances under this Agreement, and, with respect to all Lenders, their commitments to make Advances under this Agreement, in each case in the Dollar amounts set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1, as such amount may be reduced from time to time pursuant to Section 2.13 of this Agreement.

“Revolver Usage” means, as of any date of determination, the then extant amount of outstanding Advances.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Settlement” has the meaning set forth in Section 2.3(d)(i).

“Settlement Date” has the meaning set forth in Section 2.3(d)(i).

“Short Term Parent Loans” has the meaning set forth in subsection (g) of the definition of Eligible Notes Receivable.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Tangible Net Worth” means, as of any date of determination, the result of (a) consolidated total assets of Borrower and its Subsidiaries less consolidated total liabilities of Borrower and its Subsidiaries, minus (b) all Intangible Assets of Borrower.

“Taxes” has the meaning set forth in Section 16.11.

“Term Loan” has the meaning set forth in Section 2.2.

“Unified Patron” means a member-patron or affiliate-patron of Parent.

“Voidable Transfer” has the meaning set forth in Section 17.7.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.3 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.4 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and at any time prior to the Maturity Date, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount, or (ii) the Borrowing Base. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of (as the same is calculated by Agent based on the most recent monthly Borrowing Base Certificate delivered to Agent pursuant to Section 6.2):

(i) 80% of the Eligible Notes Receivable; provided, that with respect to that certain Eligible Note Receivable in the principal amount of $[REDACTED] due from [REDACTED], the advance rate shall be 50%, minus

(ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts and with respect to such matters as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, with respect to (i) any unfunded commitments of Borrower owing to Customers in respect of the Eligible Notes Receivable, (ii) any amounts of any Collections in respect of a Participated Note Receivable that are owed to a participant of Borrower, and (iii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than Permitted Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens in and to such item of the Collateral.

(c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Term Loans.

(a) At any time prior to the Maturity Date and so long as no Event of Default shall have occurred and be continuing at such time, Borrower shall have the option, by written notice to Agent at least three (3) Business Days prior to the effective date of conversion (each a “Notice of Conversion”), to convert all or any part of the outstanding Advances at such time into one or more term loans in a minimum amount of $500,000 (each a “Term Loan”). In each such Notice of Conversion, Borrower shall elect (i) whether the Term Loan shall fully-amortize over 5 or 7 years and (ii) whether such Term Loan shall accrue interest at a fixed rate option based on the LIBOR/Swap Rate or a floating rate option based on the Base Rate, which rates are set forth in Section 2.6.

(b) Each Term Loan shall be repaid in equal monthly installments based on a 5-year or 7-year amortization schedule, depending on Borrower’s election as set forth in subsection 2.2(a) above, commencing on the first Business Day of the first calendar month after the conversion to such Term Loan, with the entire principal balance thereof remaining, together with all accrued or unpaid interest thereon, due and payable in full and in cash on the last day of such 5 or 7 year period (regardless of whether the Maturity Date has then occurred).

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by (i) an irrevocable written request by an Authorized Person delivered to Agent no later than 10:00 a.m. (California time) at least 1 Business Day prior to the requested Funding Date if the Borrowing is for Base Rate Loans, or (ii) a LIBOR Notice delivered by the LIBOR Deadline (as set forth in Section 2.11(b)) if the Borrowing is for a LIBOR Rate Loan, in each case specifying (A) the amount of such Borrowing, and (B) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(b) Making of Advances.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders not later than 11:00 a.m. (California time) (A) on the requested Funding Date if the Borrowing is for Base Rate Loans or (B) on the Business Day immediately preceding the Funding Date if the Borrowing is for LIBOR Rate Loans, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 noon (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Borrower no later than 1:00 p.m. on the Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(g), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 has not been satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, no later than 12:00 noon on the requested Funding Date, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Revolver Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(c) Agent Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, at any time after the occurrence and during the continuance of an Event of Default, to make Advances to Borrower on behalf of the Lenders that Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(c) shall be referred to as “Agent Advances”). Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Rate and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii) The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(d) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) for itself, with respect to each Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances and Agent Advances, and (z) if a Lender’s balance of the Advances and Agent Advances is less than such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Advance and shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) During the period between Settlement Dates, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent, or the Lenders, as applicable.

(e) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

(f) Lenders’ Failure to Perform. All Advances (other than Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(g) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent and Agent may, but is not obligated to, knowingly and intentionally, continue to make Advances to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than an amount that is equal to 10% of the aggregate Revolver Commitments at or immediately prior to that time, (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, and the Lenders and are not intended to benefit Borrower in any way. The Advances that are made pursuant to this Section 2.3(g) shall be subject to the same terms and conditions as any other Advance, except that they shall not be eligible for the LIBOR Rate and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans (without regard to the presence or absence of a Default or Event of Default).

(i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(d) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(g), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4 Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Revolver Commitment or the type of Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments and other Collections (other than payments and Collections received while no Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees) shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agent (for its separate accounts) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay interest then due in respect of all Agent Advances, until paid in full,

(F) sixth, ratably to pay interest then due in respect of the Advances (other than Agent Advances) and the Term Loans until paid in full,

(G) seventh, to pay the principal of all Agent Advances then due until paid in full,

(H) eighth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loans until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(J) tenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loans (in the inverse order of the maturity of the installments due thereunder) until the Term Loans are paid in full,

(K) eleventh, to pay any other Obligations until paid in full, and

(L) twelfth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(d).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5 Overadvances. If, at any time or for any reason, the aggregate outstanding amount of Advances and Term Loans owed by Borrower to the Lender Group pursuant to Section 2.1 is greater than the Dollar amounts or the Borrowing Base, as the case may be, set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (b) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a Term Loan that is a LIBOR/Swap Rate Loan, at a per annum rate equal to the LIBOR/Swap Rate plus the LIBOR/Swap Rate Term Loan Margin, (iii) if the relevant Obligation is an Advance or a Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and (iv) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than (i) 4.00% in the case of an Advance, whether a LIBOR Rate Loan or a Base Rate Loan; (ii) 5.75% in the case of a LIBOR/Swap Rate Loan; and (iii) 4.00% in the case of a Term Loan that is a Base Rate Loan. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily

Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. Interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding; provided that interest accruing on LIBOR Rate Loans shall be due and payable at the time and on the dates set forth in Section 2.11. Borrower hereby authorizes Agent, from time to time after sending Borrower an invoice of the same, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loans) to Borrower’s Loan Account and to debit the same from Borrower’s bank account number [REDACTED] held at CB&T, or such other bank account held at CB&T and designated by Borrower. To the extent there are not sufficient funds in such account to pay any such amount, such amount may, at the option of Agent, be paid with an Advance, which shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate fluctuates from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such fluctuation in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments; Float Charge. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m.

(California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.3(c). Borrower agrees to establish and maintain the Designated Account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Agent Advance requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loans, all Advances (including Agent Advances) made by Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with their Pro Rata Shares:

(a) Unused Line Fee. On the first day of each fiscal quarter occurring prior to the Maturity Date (or if this Agreement is terminated prior to the Maturity Date, such earlier termination date), an unused line fee in an amount equal to 0.25% per annum times the sum of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (ii) the average Daily Balance of the Term Loans during the immediately preceding quarter;

(b) Closing Fee. On the Closing Date, a closing fee equal to $37,500, and

(c) Audit, Appraisal, and Valuation Charges. For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows (i) all reasonable fees for each financial audit of Borrower performed by personnel employed by Agent, (ii) all reasonable fees, plus reasonable out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower’s business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to pay for more than one audit, appraisal or valuation (or any combination thereof) in any twelve month period.

2.11 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option to have interest on (i) all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate and (ii) the Term Loans be charged at a rate of interest based upon the LIBOR/Swap Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period for a LIBOR Rate Loan, unless Borrower properly has exercised the option to continue such LIBOR Rate Loan at the LIBOR Rate, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for all or any portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice within 24 hours of the giving of such telephonic notice). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any actual loss, cost, or expense incurred by Agent or any Lender as a result of the following events: (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”); provided that Borrower shall not be liable for any Funding Losses resulting from any prepayment of any LIBOR Rate Loan as a result of the events described in clause (d) below. Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, for Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii) Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason (other than the events described in clause (d) below), including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made.

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.12 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any material amount, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.13 Voluntary Commitment Reductions. Borrower shall have the right, at any time and from time to time, to voluntarily reduce permanently the unfunded and unused portion of the Revolver Commitments. Borrower shall give Agent not less than 3 Business Days’ prior written notice designating the date (which shall be a Business Day) of such reduction and the amount of such reduction. Such reduction shall be effective on the date specified in Borrower’s notice given in compliance herewith. Any reduction shall be in a minimum amount of $2,000,000 and, thereafter, in any integral multiple of $1,000,000 (unless such reduction is for the remaining amount of unfunded and unused Revolver Commitments), divided among the Lenders on a pro-rata basis.

2.14 Voluntary Prepayments. Borrower may at any time and from time to time voluntarily prepay Advances or Term Loans in whole or in part without premium or penalty; provided that (i) any prepayment of LIBOR Rate Loans shall be accompanied by any additional amounts required pursuant to Section 2.11(c), and (ii) any prepayment of any LIBOR/Swap Rate Loan shall be accompanied by any Applicable Prepayment Premium.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any initial credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before September 30, 2010;

(b) Agent shall have received searches reflecting the filing of all financing statements;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter,

(ii) the Collateral Assignment, and

(iii) a written authorization from NCB to terminate its UCC-1.

(d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

(e) Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(f) Agent shall have received certificates of status with respect to Borrower, each dated within 10 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(g) Agent shall have received a certificate of insurance, evidencing the insurance required by Section 6.9, the form and substance of which shall be satisfactory to Agent;

(h) Agent shall have received an opinion of Borrower’s counsel regarding the valid existence and good standing of Borrower and the due authorization and execution of Loan Documents, in form and substance satisfactory to Agent;

(i) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower have been timely filed and all material taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(j) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, and (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Agent;

(k) Agent shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Agent in its sole discretion;

(l) Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(m) Agent shall have received copies of each of the operating agreement and investment agreement between Borrower and Parent, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

(n) Borrower shall have endorsed and delivered to Lender physical possession of all original Notes Receivables together with allonges thereto and copies of all recorded deeds of trust securing such Notes Receivable together with assignments thereof in recordable form;

(o) Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

(p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a) within 60 days of the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.9, the form and substance of which shall be satisfactory to Agent and its counsel.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) The receipt by the Agent of the most recent Borrowing Base Certificate required under Section 6.2 of this Agreement;

(b) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

(c) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

(d) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit to Borrower shall have been issued and remain in force by any Governmental Authority, and

(e) no Material Adverse Change shall have occurred.

3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower, Agent, and the Lenders and shall continue in full force and effect for a term ending on the Maturity Date; provided that this Agreement shall continue to be effective as to the Term Loans, to the extent any Term Loans remain outstanding on the Maturity Date, until the date all Term Loans are repaid in full. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement resulting from the occurrence of the Maturity Date, all Obligations (other than Obligations with respect to Term Loans maturing after the Maturity Date) immediately shall become due and payable without notice or demand. On the date of termination of this Agreement (other than termination resulting from the occurrence of the Maturity Date), all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated, Agent will, at Borrower’s sole expense, deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrower. Borrower has the option, at any time upon 60 days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations, in full, together with the Applicable Prepayment Premium (to be allocated for the ratable benefit of Lenders), if any, resulting from the prepayment of LIBOR/Swap Rate Loans. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Revolver Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full, together with the Applicable Prepayment Premium (if such Applicable Prepayment Premium is payable as a result of the prepayment of LIBOR/Swap Rate Loans), on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations arising from (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination and the prepayment of the LIBOR/Swap Rate Loans, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group resulting from the prepayment of the LIBOR/Swap Rate Loans, Borrower shall pay the Applicable Prepayment Premium (if such Applicable Prepayment Premium is payable as a result of the repayment of LIBOR/Swap Rate Loans) to Agent (to be allocated for the ratable benefit of the Lenders), measured as of the date of such termination.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions or as otherwise expressly set forth in this Agreement, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral. Agent and the Lenders hereby agree that, upon the request of the Borrower in connection with a Permitted Disposition, Agent shall promptly execute and deliver to Borrower such documents and instruments, and take such other actions, as reasonably requested by Borrower to evidence the termination of the Liens given by Borrower to Agent hereunder with respect to Collateral that is the subject of a Permitted Disposition by Borrower.

4.2 Notes Receivable; Negotiable Collateral. From time to time after the creation thereof, Borrower agrees to promptly endorse and deliver to Lender physical possession of all original Notes Receivables together with allonges thereto and copies of all recorded deeds of trust securing such Notes Receivable together with assignments thereof in recordable form. In addition, in the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent at any time an Event of Default has occurred and is continuing, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower that the Notes Receivable, Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Notes Receivable, Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. At any time after the occurrence and during the continuation of an Event of Default, Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

4.4 Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrower shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to perfect and continue perfected or better perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. In addition, on such periodic basis as Agent shall reasonably require, Borrower shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) with the consent of Borrower in connection with an audit or collateral exam or without the consent of Borrower at any time that an Event of Default has occurred and is continuing, send requests for verification of Accounts, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (f) at any time that an Event of Default has occurred and is continuing, take control, in any manner, of any item of payment or proceeds relating to any Collateral, (g) at any time that an Event of Default has occurred and is continuing, prepare, file, and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or Customer, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral, (h) at any time that an Event of Default has occurred and is continuing, receive, open and dispose of all mail addressed to Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate, (i) at any time that an Event of Default has occurred and is continuing, use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral, (j) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, General Intangibles or Notes Receivable directly with Account Debtors or Customers or Customer Obligors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary, (k) at any time that an Event of Default has occurred and is continuing, file UCC-2 assignments reflecting Agent as assignee of Borrower with respect to UCC-1 financing statements filed by Borrower in connection with Customer Loan Collateral, (l) at any time that an Event of Default has occurred and is continuing, cause Customer’s insurers to add Agent as loss payee under the relevant insurance policy, and (m) do all other acts and things necessary, in Agent’s reasonable determination, to fulfill Borrower’s unfulfilled obligations under this Agreement. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Agent and the Lenders (through any of their respective officers, employees, or agents) shall have the right from time to time hereafter, but in any event not more frequently than once in any twelve month period as long as no Event of Default exists, to inspect the Books, the Financing Documents, and any Customer Loan Collateral in the possession of Borrower and to check, test, and appraise the Collateral and the Customer Loan Collateral in the possession of the Borrower in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, in each case at such reasonable times during normal business hours upon reasonable advance notice to the Borrower; provided that communications between Agent, the Lenders and any of their respective officers, employees, or agents, on the one hand, and any Customer or Account Debtor, on the other hand, in connection with any such audit, inspection or appraisal shall be subject to the prior consent of Borrower at all times, other than during the existence of an Event of Default, which consent of Borrower shall not be unreasonably withheld or delayed.

4.7 Security Interest. The provisions of this Article IV are for security purposes only. Accordingly, Agent shall not, pursuant to this Agreement (except to the extent expressly provided herein), enforce Borrower’s rights with respect to the Collateral, including the exercise of any rights granted under or in respect of the Customer Loan Collateral, unless an Event of Default has occurred and is continuing, and until such time, subject to the terms of the Loan Documents, Borrower reserves the right to exercise all of its right, title and interest in, to and under the Collateral (including the Customer Loan Collateral).

4.8 Excluded Assets. Notwithstanding any provision to the contrary in this Agreement, any other Loan Document or any Financing Document, neither the Agent nor any Lender shall have a security interest or recourse to any Excluded Asset.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens.

5.2 Notes Receivable.

(a) At the time of the creation of a Note Receivable, such Note Receivable will be a bona fide, existing obligation of the Customer in the ordinary and usual course of Borrower’s business; to the best of Borrower’s knowledge at the time of the creation of a Note Receivable, such Note Receivable will be owed without any defenses, disputes, offsets, or counterclaims, or any rights of cancellation; Borrower shall not have received notice of actual or imminent bankruptcy or insolvency of any Customer or Customer Obligor at the time the Note Receivable due from such Customer is created; in accordance with prudent credit policies, to the best knowledge of Borrower at the time of the creation of any Note Receivable, the Customer will be able to timely discharge all of its indebtedness to Borrower.

(b) At the time each Note Receivable is created, all performance by Borrower giving rise to such Note Receivable shall have been completed.

(c) At the time each Note Receivable is created, such Note Receivable shall be due and payable on terms based upon Borrower’s historical ordinary course of business practices or upon terms more favorable to Borrower (or on such other terms approved in writing by Agent in advance of the creation of such Note Receivable).

5.3 Licenses. Borrower has obtained all licenses that are necessary to the operation of its business, except to the extent the failure to obtain such licenses could not reasonably be expected to result in a Material Adverse Change.

5.4 Intentionally Omitted.

5.5 Location of Financing Documents, etc. The Financing Documents and the Borrower’s Equipment and Books are located only at the location(s) identified on Schedule 5.5 or at such other locations as disclosed to Agent in writing from time to time, and none of such Collateral is stored with a bailee, custodian or other third Person. Borrower agrees to use its best efforts to obtain an access agreement from the landlord, in form and substance acceptable to Agent and in favor of Agent, within a reasonable time after moving to any new location.

5.6 Intentionally Omitted.

5.7 Location of Chief Executive Office; FEIN. As of the Closing Date, the chief executive office of Borrower is located at the address indicated in Schedule 5.7 and Borrower’s FEIN is identified in Schedule 5.7.

5.8 Due Organization and Qualification; Subsidiaries.

(a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably would be expected to have a Material Adverse Change.

(b) Schedule 5.8(b) sets forth, as of the Closing Date, a complete and accurate description of the authorized capital Stock of Borrower by class and a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Schedule 5.8(c) sets forth, as of the Closing Date, a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s’ Subsidiaries capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, and (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens.

(c) Other than the filing of financing statements and, to the extent necessary, disclosure of the financing arrangements under the Loan Documents in filings made by Parent with the SEC, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created and first priority Liens, subject only to Permitted Liens. Except for filings completed prior to the Closing Date and as contemplated hereby, no filing will be necessary to perfect such Liens.

5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters that, if decided adversely to Borrower, or any of its Subsidiaries, as applicable, reasonably would not be expected to result in a Material Adverse Change.

5.11 No Material Adverse Change. All financial statements relating to Borrower that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12 Fraudulent Transfer.

(a) Borrower is Solvent.

(b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.13 Employee Benefits. Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the IRC to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA.

5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrower’s knowledge, none of Borrower’s assets have ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in material violation of applicable material Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any Collateral, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 Brokerage Fees. Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finder’s fee is payable by Borrower in connection herewith.

5.16 Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee.

5.17 Leases. Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

5.18 DDAs. Set forth on Schedule 5.18 are all of Borrower’s DDAs as of the Closing Date, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository. All of Borrower’s primary operating deposit accounts are with CB&T. Account number [REDACTED] at Union Bank shall be closed within 60 days after the date hereof.

5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith best estimate of its future performance for the periods covered thereby.

5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Quarterly (not later than 30 days of the end of each fiscal quarter)	(a) Notes Receivable schedule, including Customer name, loan amount, maturity date and other pertinent detail;

Monthly (not later than 15 days after the end of each calendar month)	(b) a duly executed and completed Borrowing Base Certificate;

Upon request by Lender	(c) such other reports as to the Collateral, or the financial condition of Borrower, as Lender may reasonably request, including but not limited to exams and surveys of the Customer Loan Collateral.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days after the end of each fiscal quarter during each of Borrower’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer, treasurer or similar other officer of Borrower to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

(B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

(iii) for each quarter, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Sections 7.13(b) and 7.19, and

(b) as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years, consolidated financial statements of Parent and Borrower for each such fiscal year in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agent, which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) as soon as available, but in any event within 60 days prior to the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form and detail (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming fiscal year, certified by the chief financial officer, treasurer or other similar officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby,

(d) promptly after the same is filed by Parent, a written statement delivered by Borrower’s Authorized Person to Agent confirming the filing of Parent’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,

(e) as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto, and

(f) upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrower.

Borrower agrees that its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrower that Agent reasonably may request, provided that Borrower consents to such request in writing, such consent not to be unreasonably withheld or delayed.

6.4 Operating Accounts. Maintain all of Borrower’s primary operating deposit accounts at CB&T, and maintain a minimum of $300,000 in average, monthly, combined balances in such accounts.

6.5 Services Relating to the Eligible Notes Receivable and Related Financing Documents. In consideration of the Advances to be made by Agent or Lenders pursuant hereto, and at no expense to Lenders or Agent, Borrower covenants and agrees to diligently and faithfully perform the following services relating to the Eligible Notes Receivable and Financing Documents related thereto, unless and until notified by Agent that it does not desire Borrower to continue to perform any or all such services:

(a) Borrower shall keep or will cause to be kept in a safe place, at its chief executive office, copies (or the originals) of the Financing Documents related to Eligible Notes Receivable, and all necessary, proper and accurate books, records, ledgers, correspondence and other documents or instruments related to or concerning the Eligible Notes Receivable and the Customer Loan Collateral and the Financing Documents related thereto;

(b) Borrower will use commercially reasonable efforts to collect all payments due under the Eligible Notes Receivable. Borrower shall promptly inform Agent, in writing, of all collection efforts concerning any Eligible Note Receivable and of the enforcement of rights and remedies with respect to Customer Loan Collateral related thereto;

(c) Borrower will perform customary insurance follow up with respect to each policy of insurance covering the Customer Loan Collateral related to any Eligible Note Receivable, if any. If required or prudent insurance on any Customer Loan Collateral related to any Eligible Note Receivable is canceled, terminated or lapses, Borrower shall promptly, and at its sole cost and expense, obtain replacement insurance coverage;

(d) Borrower will promptly notify Agent if and when any of the following shall come to its attention: (i) if any material default arises under the terms of a Financing Document related to any Eligible Note Receivable, which default shall not be waived by Borrower without the prior written consent of Agent; (ii) if any material item of Customer Loan Collateral related to any Eligible Note Receivable should be damaged, lost, destroyed or stolen, and such item or items of Customer Loan Collateral shall not have been repaired, replaced or cured by the Customer or Customer Obligor within a reasonable time; or (iii) if any material item of Customer Loan Collateral related to any Eligible Note Receivable is moved from the location or locations where it is required to be kept under the terms of the related Financing Documents; and

(e) Borrower acknowledges that it is not authorized or empowered to waive or vary the terms of any Eligible Notes Receivable or any related Financing Document in a way that would be materially adverse to Agent’s interests, and Borrower agrees that it will not, at any time, waive or consent to a postponement of strict compliance on the part of a Customer or Customer Obligor with respect to any material term, provision or covenant contained in any Financing Document related to any Eligible Note Receivable, nor forbear or grant any material indulgence to a Customer or Customer Obligor under any Financing Document related to any Eligible Note Receivable, without the prior written consent of Agent.

6.6 Title to Property. Upon Agent’s request at any time an Event of Default has occurred and is continuing, Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of personal property constituting Collateral, including any Equipment.

6.7 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder, unless such loss or forfeiture would not reasonably be expected to result in a Material Adverse Change.

6.8 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.

6.9 Insurance.

(a) At Borrower’s expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Borrower shall give Agent prompt notice of any loss covered by such insurance. Absent the existence and continuance of an Event of Default, Borrower shall have the right to make, settle and adjust any and all claims under such policies of insurance; provided, however, that Borrower shall not legally conclude the settlement or adjustment of any claim in excess of $100,000 without first obtaining the written consent of Agent. Absent the existence and continuance of an Event of Default, any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, may be retained by Borrower for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c) Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.9, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.10 Location of Financing Documents, Etc. Keep the Financing Documents, tangible Customer Loan Collateral in the possession of Borrower, and its Books only at the locations identified on Schedule 5.5 or at such other locations as may be designated by the Borrower to the Agent in writing.

6.11 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably would not be expected to result in a Material Adverse Change.

6.12 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or to the extent failure to make such payment would not be expected to result in a Material Adverse Change.

6.13 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred by Borrower in connection with or as a result of Borrower’s obtaining financing from the Lender Group under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from the Lender Group under this Agreement.

6.14 Existence. At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses.

6.15 Environmental.

(a) Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower, to the extent the same constitutes a material breach of material Environmental Law, and take any Remedial Actions required to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the Collateral, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.16 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.17 Notice of Modification. Borrower shall use its best efforts to provide advance written notice to Lender of any modification to any existing Eligible Note Receivable, including, without limitation, any participations therein. Notwithstanding Borrower’s best efforts, in the event Borrower is unable to provide advance written notice to Lender of any modification to any existing Eligible Note Receivable, including, without limitation, any participations therein, Borrower shall provide prompt written notice thereof to Lender.

6.18 Operating Agreement and Investment Agreement. Borrower shall at all times maintain the Operating Agreement and Investment Agreement in full force and effect and not agree to any amendments thereof except as permitted in the Collateral Assignment.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) Indebtedness set forth on Schedule 5.20;

(c) refinancings, renewals, or extensions of Indebtedness permitted under clause (b) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(d) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any of its Subsidiaries in the ordinary course of business;

(f) Indebtedness constituting Permitted Investments;

(g) Indebtedness of Borrower to any of its wholly-owned Subsidiaries that is subordinated to the Obligations or of any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries;

(h) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(i) Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $250,000; and

(j) Indebtedness not to exceed $3,000,000 in the aggregate at any time under (i) letters of credit issued by Borrower to insurance companies for the benefit of or at the request of Unified Patrons and (ii) guarantees guaranteeing the debt of Unified Patrons for borrowed money.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(c) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock;

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets;

provided, however, that any of Borrower’s Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of Borrower’s wholly-owned Subsidiaries or Borrower.

7.4 Disposal of Collateral. Other than Permitted Dispositions, convey, sell, license, assign, transfer, or otherwise dispose of any of the Collateral.

7.5 Change Name, Change State of Incorporation. Change Borrower’s state of incorporation or change Borrower’s name, FEIN or corporate structure, or add any new fictitious name; provided, however, that Borrower may take any of the foregoing actions upon at least 30 days prior written notice by Borrower to Agent.

7.6 Guarantee. Except as permitted under this Agreement (including, without limitation, under Section 7.1), guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Agent.

7.7 Nature of Business. Make any change in the principal nature of its business.

7.8 Prepayments and Amendments.

(a) Except in connection with a refinancing permitted by Section 7.1(c) or pursuant to the express subordination provisions thereof, prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower that is expressly subordinated to the Obligations;

(b) Agree to or permit any amendment, modification or waiver of Section 8 of the Operating Agreement, or agree to or permit any amendment, modification or waiver of any other material provision of, or terminate, the Investment Agreement or the Operating Agreement;

(c) Except in connection with a refinancing permitted by Section 7.1(c), directly or indirectly, amend, modify, or change any of the terms or conditions of Indebtedness that is subordinated to the Obligations if the effect of such amendment, modification or change is to (i) increase the interest rate on such subordinated Indebtedness or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner which would make such provisions materially more onerous or restrictive to Borrower or such Subsidiary; or (iv) otherwise materially increase the obligations of Borrower in respect of such subordinated Indebtedness or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to Borrower, its Subsidiaries or the Lenders.

7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 Approved Forms; Required Procedures. Make any material changes or material revisions to the Approved Forms or the Required Procedures that has the effect of (i) diminishing the credit quality of the Eligible Note Receivables, (ii) expanding the credit availability criteria set forth in the Required Procedures, or (iii) making the Required Procedures less rigorous, or that otherwise would constitute a Material Adverse Change, without the prior written consent of the Agent (which consent will not be unreasonably delayed or withheld).

7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of, Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.12 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower’s financial condition.

7.13 Investments. Directly or indirectly, make or acquire any Investment, except:

(a) Permitted Investments;

(b) Extensions of credit (in the form of subordinated Indebtedness) to, and equity investments (whether in the form of common or preferred stock, capital contributions or otherwise) in, Unified Patrons, provided that no such extension of credit shall be made or equity investment consummated at anytime if, after giving effect thereto, the aggregate amount of such subordinated Indebtedness and equity investments (excluding Permitted Investments) at such time shall exceed the amount set forth below under the heading “Maximum Amount” during a time that the amount of Tangible Net Worth shall be within the range set forth opposite such Maximum Amount:

Tangible Net Worth	Maximum Amount
Less than $20,000,000	$0

$20,000,000 to $29,999,999	$10,000,000
$30,000,000 and above	$15,000,000

; provided that nothing in this subsection (b) shall require the liquidation or redemption of any such subordinated Indebtedness or any such equity investment that was permitted hereunder when made; provided, further, that any increase in the book or fair market value of any such equity investment in Unified Patrons shall be disregarded for purpose of the computation of Maximum Amount; provided, further, that no individual equity investment in excess of $3,000,000 shall be made by the Borrower without the prior delivery to Agent of written evidence of the approval by Borrower’s Board of Directors of such equity investment; and

(c) Any Investment permitted under Section 7.1(j).

7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate; provided, however, that nothing in this subsection shall prohibit the making or holding of Permitted Investments, the consummation of transactions permitted under Section 7.13(b), the Operating Agreement or the making or holding of any loans to Affiliates made by Borrower in the ordinary course of its business (subject to the limitations thereon set forth in Section 7.13).

7.15 Suspension. Suspend or go out of a substantial portion of its business.

7.16 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, (i) to finance new Notes Receivable, (ii) to continue to make advances under existing Notes Receivable, each consistent with the terms and conditions hereof, for its lawful and permitted purposes, (iii) to support the customary financing and operating activities of Borrower (including, without limitation, financing of inventory, equipment purchases, store purchases or leases and other business-related purposes of Parent’s members), and (iv) to make Short Term Parent Loans. Except for Short Term Parent Loans, the proceeds of Advances shall not be used to make any other loans or other Investments by Borrower to or in Parent or any Subsidiary or Affiliate of Parent or Borrower.

7.17 Change in Location of Chief Executive Office. Relocate its chief executive office or its Books and Records unless Borrower provides Agent at least 30 days prior written notice of such relocation.

7.18 [Intentionally Omitted.]

7.19 Financial Covenants.

(a) Fail to maintain:

(i) Fixed Charge Coverage Ratio. Fixed Charge Coverage Ratio of not less than 1.50:1.00, measured at the end of each fiscal quarter of Borrower.

(ii) Tangible Net Worth. Tangible Net Worth of at least $15,000,000, to be measured as of the end of each fiscal quarter of Borrower.

(b) Make:

(i) Capital Expenditures. Capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013
$250,000	$250,000	$250,000	$250,000

For purposes of the foregoing, the purchase or acquisition by Borrower of (A) equipment for the purpose of leasing such equipment to a Unified Patron in the ordinary course of business or (B) assets upon foreclosure of a security interest securing a Note Receivable, or in settlement thereof, arising in the ordinary course of business shall not be deemed a capital expenditure. Furthermore, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included as capital expenditures for the purpose of this Section only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations), other than in the case of principal amounts, within three days after the same becomes due and payable;

8.2 If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents (other than the payment obligations described in Section 8.1) and such failure (other than with respect to negative covenants set forth in Article 7 of this Agreement) continues for 30 days;

8.3 If any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within 30 days after its issue or levy;

8.4 If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

8.5 If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or the Subsidiary consents to the institution of such Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding continues undismissed or unstayed for 60 calendar days after the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall, at their option, be relieved of their obligations to extend credit hereunder, (c) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries and the appointment continues undischarged or unstayed for 60 calendar days; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall, at their option, be relieved of their obligations to extend credit hereunder, or (d) an order for relief shall have been entered therein;

8.6 If (i) Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (ii) a final judgment or order for the payment of money in excess of $750,000 which is not fully covered by insurance shall be rendered against Borrower or any of its Subsidiaries, and such judgment or order shall remain unsatisfied (and the enforcement thereof not stayed) for a period in excess of 30 consecutive days; or (iii) any non-monetary judgment or order shall be rendered against Borrower or any of its Subsidiaries which has or could reasonably be expected to cause a Material Adverse Change, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

8.7 If Borrower or any of its Subsidiaries shall fail (a) to make any payment of any principal of, or interest or premium on, any Indebtedness in an aggregate principal amount outstanding of at least $500,000 when due and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided, or (b) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Indebtedness in an aggregate principal amount outstanding of at least $500,000, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, in each case if the effect of such failure to pay, perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;

8.8 If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.9 If any representation or warranty by Borrower or its Subsidiaries under or in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made or deemed made;

8.10 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.11 If the validity or enforceability of any Loan Document shall at any time be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document; or

8.12 Unless otherwise consented to in writing by Agent, if at any time the ratio of (a) the aggregate principal amount outstanding under Eligible Notes Receivable included in the Borrowing Base with respect to which material events of default (as defined in the Financing Documents) have occurred and are continuing to (b) the aggregate principal amount outstanding under all advances made by Borrower to all Customers, exceeds 0.25 to 1.00.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any of the Loan Documents;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith; provided, however, that such rights shall arise only upon the occurrence of an Event of Default consisting of a failure to make any payment required hereunder when due, the occurrence of any other material (in Agent’s good faith judgment) Event of Default hereunder, or upon Agent determining that Borrower has engaged in fraudulent conduct in connection with any aspect of its handling of the Notes Receivable, cash collected on account thereof, or any other Collateral;

(e) Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the

Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all balances and deposits of Borrower held by the Lender Group;

(g) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group to secure the full and final repayment of all of the Obligations;

(h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(j) Agent shall give notice of the disposition of the Collateral as follows:

(i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(iii) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale; and

(k) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(l) Agent may assume or assign any and all rights and responsibilities to collect, manage, and service the Notes Receivable, including without limitation, (i) the responsibility for the receipt, processing and accounting for all payments on account of the Notes Receivable, (ii) periodically sending demand notices and statements to the Customers, (iii) enforcing legal rights with respect to the Notes Receivable, including hiring attorneys to do so to the extent Agent or such third party deems such engagement necessary, and (iv) taking all lawful actions and procedures which Agent or such third party deems necessary to collect on the Notes Receivable; provided, however, that such rights shall arise only upon the occurrence of an Event of Default consisting of a failure to make any payment required hereunder when due, the occurrence of any other material Event of Default hereunder, or upon Agent determining that Borrower has engaged in fraudulent conduct in connection with any aspect of its handling of the Notes Receivable, cash collected on account thereof, or any other Collateral; and provided, further, that all reasonable fees and expenses incurred by Agent in connection with the enforcement of its rights under this Section 9.1(l) shall be Lender Expenses.

(m) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

(n) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If (a) Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, and (b) such failure constitutes an Event of Default hereunder, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (i) make payment of the same or any part thereof, (ii) set up such reserves in Borrower’s Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (iii) in the case of the failure to comply with Section 6.9 hereof, obtain and maintain insurance policies of the type described in Section 6.9 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code and in the absence of its own gross negligence or willful misconduct, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower, except to the extent the same results from the gross negligence or willful misconduct of the Lender Group.

11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	GROCERS CAPITAL COMPANY 5200 Sheila Street, Commerce, CA 90040 Attn: Warren Fish, Assistant Treasurer Fax No. 323.729.6655

If to Agent:	CALIFORNIA BANK & TRUST 550 Hope Street Suite 300 Los Angeles, California 90071 Attn: Ursula St. Geme Fax No. 213.593.3131

with copies to:	BUCHALTER NEMER 1000 Wilshire Blvd., Suite 1500 Los Angeles, California 90017 Attn: Farhad Bahar, Esq. Fax No. 213.630.5703

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) REFERENCE PROVISION.

(i) THE PARTIES PREFER THAT ANY DISPUTE BETWEEN THEM BE RESOLVED IN LITIGATION SUBJECT TO A JURY TRIAL WAIVER AS SET FORTH IN THE LOAN DOCUMENTS, BUT THE CALIFORNIA SUPREME COURT HAS HELD THAT PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THIS REFERENCE PROVISION WILL BE APPLICABLE UNTIL: (I) THE CALIFORNIA SUPREME COURT HOLDS THAT A PRE-DISPUTE JURY TRIAL WAIVER PROVISION SIMILAR TO THAT CONTAINED IN THE LOAN DOCUMENTS IS VALID OR ENFORCEABLE; OR (II) THE CALIFORNIA LEGISLATURE PASSES LEGISLATION AND THE GOVERNOR OF THE STATE OF CALIFORNIA SIGNS INTO LAW A STATUTE AUTHORIZING PRE-DISPUTE JURY TRIAL WAIVERS AND AS A RESULT SUCH WAIVERS BECOME ENFORCEABLE. IN ADDITION, THIS REFERENCE PROVISION, IF NOT

ALREADY APPLICABLE AS OTHERWISE PROVIDED HEREIN, WILL BECOME APPLICABLE, IF A COURT, CONTRARY TO A CHOICE OF LAW PROVISION CONTAINED IN THE LOAN DOCUMENTS, HOLDS THAT THE LAWS OF THE STATE OF CALIFORNIA APPLY TO THE LOAN DOCUMENTS.

(ii) OTHER THAN (I) NONJUDICIAL FORECLOSURE OF SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (II) THE APPOINTMENT OF A RECEIVER OR (III) THE EXERCISE OF OTHER PROVISIONAL REMEDIES (ANY OF WHICH MAY BE INITIATED PURSUANT TO APPLICABLE LAW), ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CLAIM”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WILL BE RESOLVED BY A REFERENCE PROCEEDING IN CALIFORNIA IN ACCORDANCE WITH THE PROVISIONS OF SECTION 638 ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CLAIM, INCLUDING WHETHER THE CLAIM IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE SUPERIOR COURT OR FEDERAL DISTRICT COURT OF LOS ANGELES COUNTY (THE “COURT”).

(iii) THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED. THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT HAS POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) THE PARTIES AGREE THAT TIME IS OF THE ESSENCE IN CONDUCTING THE REFERENCE PROCEEDINGS. ACCORDINGLY, THE REFEREE SHALL BE REQUESTED, SUBJECT TO CHANGE IN THE TIME PERIODS SPECIFIED HEREIN FOR GOOD CAUSE SHOWN, TO (A) SET THE MATTER FOR A STATUS AND TRIAL-SETTING CONFERENCE WITHIN FIFTEEN (15) DAYS AFTER THE DATE OF SELECTION OF THE REFEREE, (B) IF PRACTICABLE, TRY ALL ISSUES OF LAW OR FACT WITHIN NINETY (90) DAYS AFTER THE DATE OF THE CONFERENCE AND (C) REPORT A STATEMENT OF DECISION WITHIN TWENTY (20) DAYS AFTER THE MATTER HAS BEEN SUBMITTED FOR DECISION.

(v) THE REFEREE WILL HAVE POWER TO EXPAND OR LIMIT THE AMOUNT AND DURATION OF DISCOVERY. THE REFEREE MAY SET OR

EXTEND DISCOVERY DEADLINES OR CUTOFFS FOR GOOD CAUSE, INCLUDING A PARTY’S FAILURE TO PROVIDE REQUESTED DISCOVERY FOR ANY REASON WHATSOEVER. UNLESS OTHERWISE ORDERED BASED UPON GOOD CAUSE SHOWN, NO PARTY SHALL BE ENTITLED TO “PRIORITY” IN CONDUCTING DISCOVERY, DEPOSITIONS MAY BE TAKEN BY EITHER PARTY UPON SEVEN (7) DAYS WRITTEN NOTICE, AND ALL OTHER DISCOVERY SHALL BE RESPONDED TO WITHIN FIFTEEN (15) DAYS AFTER SERVICE. ALL DISPUTES RELATING TO DISCOVERY WHICH CANNOT BE RESOLVED BY THE PARTIES SHALL BE SUBMITTED TO THE REFEREE WHOSE DECISION SHALL BE FINAL AND BINDING.

(vi) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, THE PARTIES WILL EQUALLY SHARE THE COST OF THE REFEREE AND THE COURT REPORTER AT TRIAL.

(vii) THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING CASE LAW AND THE STATUTORY LAWS OF THE STATE OF CALIFORNIA. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA WILL BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, PROVIDE ALL TEMPORARY OR PROVISIONAL REMEDIES, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING WITHOUT LIMITATION MOTIONS FOR SUMMARY JUDGMENT OR SUMMARY ADJUDICATION. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CCP §644 THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS PROVIDED BY LAW. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

(viii) IF THE ENABLING LEGISLATION WHICH PROVIDES FOR APPOINTMENT OF A REFEREE IS REPEALED (AND NO SUCCESSOR STATUTE IS ENACTED), ANY DISPUTE BETWEEN THE PARTIES THAT WOULD OTHERWISE BE DETERMINED BY REFERENCE PROCEDURE WILL BE RESOLVED AND DETERMINED BY ARBITRATION. THE ARBITRATION WILL BE CONDUCTED BY A RETIRED JUDGE OR JUSTICE, IN ACCORDANCE WITH THE CALIFORNIA ARBITRATION ACT §1280 THROUGH §1294.2 OF THE CCP AS AMENDED FROM TIME TO TIME. THE LIMITATIONS WITH RESPECT TO DISCOVERY SET FORTH ABOVE SHALL APPLY TO ANY SUCH ARBITRATION PROCEEDING.

(ix) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Except as set forth in this clause (a), no Lender may assign or delegate all or any part of the Obligations, the Revolver Commitments or the other rights and obligations of such Lender hereunder and under the other Loan Documents. Any Lender may assign and delegate to one or more Eligible Transferees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Notwithstanding anything to the contrary in this Agreement, so long as no Event of Default shall have occurred and be continuing, a Lender that intends to make an assignment pursuant to this clause (a) (other than to another existing Lender) hereby agrees to give prior written notice to Borrower of its intention to do so and Borrower shall have three (3) Business Days after receipt of such Lender’s written notice to object to the proposed Eligible Transferee by written notice to such Lender. If Borrower does not deliver such objection, it shall be deemed not to have an objection, and such Lender shall have the right to proceed with such assignment on the terms otherwise set forth in this clause (a). If Borrower timely delivers its objection as set forth above, Borrower shall have forty-five (45) calendar days to find an Eligible Transferee that meets the criteria set forth in the definition of Eligible Transferee and that is reasonably acceptable to such Lender and that accepts in writing such Lender’s offer of assignment. If within such forty-five day period, Borrower fails to find such Eligible Transferee as provided above, or Lender does not accept such Eligible Transferee or such Eligible Transferee does not accept such Lender’s offer of assignment in writing, then such Lender shall be free to make the assignment to its original Eligible Transferee (on the terms otherwise set forth in this clause (a)) without having to obtain Borrower’s consent and without further delay, and Borrower shall not have a right to object thereto.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons (other than natural persons) not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any bona fide assignment or participation or proposed assignment or participation under this Section 14.1, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower’s business, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of all Reports and non-public information so disclosed and shall be instructed to, and shall agree to, keep such information confidential.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof (including, without limitation, the definition of Eligible Transferee), no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

(a) increase or extend any Revolver Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Revolver Commitments that is required to take any action hereunder,

(e) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 16.12,

(g) change the definition of “Required Lenders”,

(h) contractually subordinate any of the Agent’s Liens,

(i) release Borrower from any obligation for the payment of money, or

(j) change the definition of Borrowing Base or the definitions of Eligible Notes Receivable, Maximum Revolver Amount, or change Section 2.1(b), or

(k) amend any of the provisions of Section 16,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent affect the rights or duties of Agent under this Agreement or any other Loan Document. Notwithstanding the foregoing, the consent of Borrower shall not be required for any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of Section 16 (other than Sections 16.9 and 16.11) to the extent such amendment, modification, waiver, consent, termination, or release relates only to the relationship of the Lender Group among themselves and does not affect the rights or obligations of Borrower.

15.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints CB&T as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16, other than Section 16.11, are solely for the benefit of Agent, and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that CB&T is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a

“notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Lenders hereby agree that Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Lenders hereby agree that Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. CB&T and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though CB&T were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, CB&T or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include CB&T in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.

16.11 Withholding Taxes.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e) All payments made by Borrower hereunder or under any note evidencing the Obligations will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note evidencing the Obligations, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any

Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) to the extent expressly permitted under this Agreement and if Borrower certifies to Agent that such release is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (ii) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrower of all Obligations then owing, (iii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iv) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter, or (v) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this

Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Buchalter Nemer (“BN”) only has represented and only shall represent CB&T in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that BN does not represent it in connection with any such matters.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Amendments in Writing. This Agreement only can be amended by a writing signed by Agent (on behalf of the requisite Lenders) and Borrower.

17.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic imaging means shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic imaging means also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9 Confidentiality. The Agent and each Lender agree to keep all Reports and other non-public information regarding Parent, Borrower and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that such Lender or Agent may make disclosures (a) to counsel for and other advisors, accountants, and auditors of such Lender or Agent, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of all Reports and non-public information so disclosed and shall be instructed to, and shall agree to, keep such information confidential, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of all Reports and non-public information so disclosed and shall be instructed to, and shall agree to, keep such information confidential, (c) of information that has become public by disclosures made by Persons other than Agent or such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender or Agent shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process, for disclosure of any such non-public information concurrently with or, where practicable, prior to the disclosure thereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GROCERS CAPITAL COMPANY,
a California corporation

By:	/s/ Warren J. Fish
Name:	Warren J Fish
Title:	Treasurer, Assistant Secretary

CALIFORNIA BANK & TRUST, as Agent and as a Lender

By:	/s/ Ursula St. Geme
Name:	Ursula St. Geme
Title:	Vice President

NCB, FSB, as a Lender

By:	/s/ Michael J. Novak
Name:	Michael J. Novak
Title:	Senior Vice President

Signature Page for Loan and Security Agreement

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number                      and maintained by Agent with                                         , ABA #                    .

Schedule A-1

Schedule C-1

Revolver Commitments

Lender	Revolver Commitment
California Bank & Trust	$10,000,000
NCB, FSB	$5,000,000
All Lenders	$15,000,000

Schedule C-1

Schedule D-1

Designated Account

Account number [REDACTED] of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.

“Designated Account Bank” means California Bank & Trust, whose office is located at 550 S. Hope Street, Los Angeles, California, and whose ABA number is [REDACTED].

Schedule D-1

Schedule P-1 — Existing Liens

None.

Schedule P-1

Schedule PN-1 — Participated Notes Receivable

None

Schedule PN-1

Schedule 5.5 — Locations of Financing Documents, etc.

5200 Sheila Street, Commerce, CA 90040

Schedule 5.7

Schedule 5.7 — Chief Executive Office; FEIN

5200 Sheila Street, Commerce, CA 90040

FEIN: 95-2957301

Schedule 5.7

Schedule 5.8 (b) — Capitalization of Borrower

Common Stock, $1,000 par value — 10,000 shares authorized;

4,125 shares issued & outstanding	$4,125,000

Additional Paid — In Capital	$8,192,000

Retained Earnings	$13,574,000

Total Shareholder’s Equity	$25,891,000

Schedule 5.8(b)

Schedule 5.8 (c) — Capitalization of Borrower’s Subsidiaries

No Subsidiaries.

Schedule 5.8(c)

Schedule 5.10 — Litigation

None.

Schedule 5.10

Schedule 5.14 — Environmental Matters

None.

Schedule 5.14

Schedule 5.16 — Intellectual Property

None.

Schedule 5.16

Schedule 5.18 — Demand Deposit Accounts

Account # [REDACTED] at California Bank & Trust

Account # [REDACTED] at Union Bank

Schedule 5.18

Schedule 5.20 — Permitted Indebtedness

None.

Schedule 5.20